Exhibit 14

CODE OF HONOR

Dear Teammates:

In 1882, Owens & Minor opened its doors to customers as a wholesale drug company, and began building its legacy on a foundation of integrity, honor and trust. Much has changed in our company and in the world around us since 1882. Today, Owens & Minor is a FORTUNE 500 company and the nation’s leading distributor of national name brand medical and surgical supplies. Despite changes in the marketplace, one thing has not changed at Owens & Minor: our teammates’ commitment to integrity and high standards of ethical business conduct. Consequently, our reputation for fairness in dealing with our customers, suppliers, business partners and each other is a defining element of the Owens & Minor character.

All Owens & Minor teammates are expected to comply with not only the letter of the standards in the Code of Honor, but also their spirit. By adhering to these straightforward rules, we can all feel confident that we are supporting Owens & Minor’s reputation for integrity and honor. The Code of Honor also sets an example for our new teammates to follow. As you know, a good reputation is years in the making, but can be lost with a single incident. It is in the best interest of all of us to remember that our future depends upon the behavior of each of us every single day. That is why we ask all of our teammates - both old and new - to make a personal commitment to uphold these standards of conduct and complete the pledge in the back of this booklet. We know that we can count on you to succeed by working hard and playing by the rules of ethical business behavior.

While we have tried to present our standards of conduct in clear and simple terms, there will always be occasions or situations that may not be directly addressed by the standards. If you have any question about what may or may not be appropriate conduct, please consult your manager or the general counsel’s office for guidance.

Our Code of Honor is an important document for all of us at Owens & Minor. It is the responsibility of each of us to preserve and strengthen the reputation of honor and trust that has been the foundation of Owens & Minor’s success since it began business over 120 years ago.

Sincerely,

/s/ G. GILMER MINOR, III
G. Gilmer Minor, III, Chairman & CEO

/s/ CRAIG R. SMITH
Craig R. Smith, President & COO

General

MISSION STATEMENT

To create consistent value for our customers and supply chain partners that will maximize shareholder value and long-term earnings growth; we will do this by managing our business with integrity and the highest ethical standards, while acting in a socially responsible manner with particular emphasis on the well being of our teammates and the communities we serve.

VISION STATEMENT

To be a world class provider of supply chain management solutions to the selected segments of the healthcare industry we serve.

VALUES STATEMENT

We believe in our teammates and their well being. We believe in providing superior customer service. We believe in supporting the communities we serve. We believe in delivering long-term value to our shareholders. We believe in high integrity as the guiding principle of doing business.

Code of Honor

INTRODUCTION AND GENERAL STATEMENT

The Board of Directors and the management of Owens & Minor, Inc. (“Owens & Minor” or the “Company”) have determined that a statement of policy should be maintained to inform and to keep its directors, officers and employee teammates currently advised of the ethical and legal standards that should govern their relationships with the Company, its customers and competitors, and all others with whom they deal on behalf of the Company. This Code of Honor contains the standards of conduct which embody that statement of policy.

It has been and continues to be the policy of Owens & Minor to conduct its business with honesty and in accordance with high moral and ethical standards. This policy is applicable to all employee teammates, officers and directors of the Company and its subsidiaries.

Compliance with the Code of Honor and Standards of Conduct

RESPONSIBILITY FOR COMPLIANCE, IMPLEMENTATION AND ADMINISTRATION

The Chief Executive Officer of the Company and the Chairman of the Audit Committee shall have the primary responsibility to oversee compliance with these standards and procedures. The Chief Executive Officer and the Chairman of the Audit Committee may appoint one or more other officers to assist in the general implementation and administration of these standards. Management level personnel within any operating group are responsible to the Company officer in charge of their area of employment for compliance with these standards.

QUESTIONS AND INTERPRETATIONS

Employee teammates are encouraged to talk to an officer, or the Company’s General Counsel when in doubt about the best course of action in a particular situation. The Company’s General Counsel should be consulted on any questions concerning the interpretation and compliance with the standards of conduct in this Code of Honor. All requests will be kept strictly confidential.

DUTY TO REPORT VIOLATION OF POLICY

Each employee teammate is responsible for bringing to the Company’s attention any circumstances that the employee teammate believes in good faith may constitute a violation of the Code of Honor, including any apparent or suspected violations involving the Company’s financial reports, accounting or internal financial control policies and procedures (See p. 23). The Company believes that failure to discharge this responsibility may be as serious as the violation itself. It is the Company’s policy not to allow retaliation for reports of misconduct by others made in good faith by employee teammates. Directors, officers and employee teammates are expected to cooperate fully in internal investigations of misconduct.

PROCEDURES FOR REPORTING SUSPECTED VIOLATIONS

Information regarding suspected violations may be reported orally or in writing and may be given anonymously to any of the following:

•	Owens & Minor’s General Counsel

•	by calling: Owens & Minor Ethics Hotline — 1-877-888-0040

•	by email: ethics@owens-minor.com; or

•	by mail: Owens & Minor, Inc., P.O. Box 220

  Richmond, VA 23218-0220

INVESTIGATION OF REPORTED VIOLATIONS

Complaints relating to any apparent or suspected violation involving the Company’s financial reporting or internal financial controls shall be referred directly to the Chairman of the Audit Committee of the Board of Directors for further investigation. Complaints relating to matters other than accounting and financial controls shall be referred to the office of the General Counsel for further investigation and appropriate action, which shall be reported to the Audit Committee of the Board of Directors.

Any apparent or suspected violation of these standards of conduct by a director shall be reported to the Chairman of the Board of Directors or a member of the Audit Committee, and the Board shall make such inquiry and investigation as the Board may deem is in the best interests of the Company.

An investigation of each reported matter shall be conducted promptly. Investigations of matters referred to the Chairman of the Audit Committee shall be conducted under his or her direction. Upon a determination that a violation has occurred, appropriate disciplinary action will be taken.

SANCTIONS

Violation of any of the standards of conduct in the Code of Honor by any officer or employee teammate may result in a variety of disciplinary actions, including termination from Company employment, as well as civil or criminal penalties. With respect to any violation of the standards of conduct by a director, the Board shall take such action as it deems appropriate in the best interests of the Company.

Disciplinary action is in addition to any civil or criminal liability and penalties that may result. All violations of these standards of conduct warranting disciplinary action, whether or not related to financial or accounting matters, shall be reported to the Chairman of the Audit Committee and to the Board of Directors.

WAIVERS OF THE STANDARDS OF CONDUCT

Any waiver of the standards of conduct contained in the Code of Honor for executive officers or directors in a particular case may be made only by the Board of Directors or the Audit Committee and shall be promptly disclosed to shareholders as required by applicable law or stock exchange regulations. Any waiver of the standards of conduct for any other employee teammate in a particular case may be made only by the Company’s General Counsel.

AFFIRMATION BY DIRECTORS, OFFICERS AND TEAMMATES

Every new employee teammate will be issued a copy of the Code of Honor and required to acknowledge acceptance of its terms as a condition of employment. The signed acceptance will be kept in the employee teammate’s personnel file.

Periodically, each director, officer and employee teammate will be requested to review and renew his or her commitment to the spirit and letter of the Code of Honor by completing a statement of acknowledgement in the form of the statement at the end of this booklet.

REVIEW OF POLICY

The Audit Committee shall review the standards of conduct contained in the Code of Honor at least annually, and may recommend to the Board of Directors such amendments as the Committee deems appropriate in order to promote and maintain the high legal, ethical and moral standards governing the business practices of the Company.

Compliance with Laws

COMPLIANCE WITH LAW, GOVERNMENT REGULATIONS AND COMPANY POLICIES

The Company requires its employee teammates, officers and directors to comply fully with all applicable laws, rules and regulations of all levels of government. All employee teammates, officers and directors shall perform their jobs and duties lawfully and in accordance with applicable Company policies, including the policies contained in the Code of Honor, as such policies may from time-to-time be adopted or amended. When it becomes difficult to determine which law, rule, regulation or policy is applicable or its interpretation is unclear, each questioning employee teammate or officer must consult a member of the Company’s Law Department before taking any action.

INSIDER TRADING

Directors, officers and employee teammates are prohibited from purchasing or selling the stock or other securities of any company, if in possession of information or special knowledge about the business of the company, or where the purchase or sale is, because of such confidential information or special knowledge, so timed in relation to the company’s investment operations that the individual profits by the use of such knowledge. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but also illegal.

Directors and certain officers of Owens & Minor are subject to additional restrictions and policies regarding personal trading of securities, including pre-clearance and reporting requirements, and are responsible for knowing and abiding by applicable Company policies.

Any questions about trading issues should be addressed to the Company’s General Counsel.

EQUAL OPPORTUNITY EMPLOYMENT

Owens & Minor is committed to a policy of equal opportunity employment, including the prohibition of all forms of illegal discrimination. The Company prohibits sexual or any other kind of harassment or intimidation. Members of management are expected to discharge their responsibilities not only in conformity with the law governing this subject, but also in a manner fully consistent with the objectives and intent of the Company’s policy. The Company expects its employee teammates to support its affirmative action objectives and its efforts to pursue the goals of equal opportunity in employment.

FAIR COMPETITION AND DEALINGS

In the conduct of its business, the Company is committed to vigorous and fair competition which shall be based solely upon the merits of the Company’s competitive offerings. The making of derogatory remarks concerning competitors of the Company is not an acceptable business practice. No director, officer or employee teammate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.

Conflicts of Interest

POLICY CONCERNING CONFLICTS OF INTEREST

All employee teammates, officers and directors must avoid any investments, business interests or other associations that interfere with or influence, or even appear to interfere with or influence, their objective judgment in furtherance of their responsibility to act in the Company’s best interests. A conflict of interest arises when the judgment of an employee teammate, officer or director in acting on the Company’s behalf is or may be influenced by an actual or potential personal benefit for the employee teammate, officer or director, or the employee’s, officer’s or director’s family members, from an investment, business interest or some other association. The improper benefits may be financial or nonfinancial, direct or indirect, through family connections, personal associations or otherwise. For purposes of these standards of conduct, “family members” include spouses, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone else who shares the home.

•	Directors shall refrain from voting upon any Company business transaction in which they have a personal interest or in which the possibility of partiality of judgment exists by reason of their position as an agent, owner, stockholder, officer, employee or member of the board of directors of another entity doing business with the Company or in competition with the Company. Directors shall promptly disclose in writing to the Chairman of the Audit Committee any outside business or financial interest that could influence the impartial discharge of their official Company responsibilities and duties, including any interest in another entity that, to their knowledge, does business with the Company or is in competition with the Company.

•	Officers and employee teammates shall refrain from participating in any transaction in which they will profit, directly or indirectly, from the transaction due to their position as an agent, owner, stockholder, officer, employee teammate or member of the board of directors of another entity doing business with the Company or in competition with the Company. Officers shall promptly disclose in writing to the Chairman of the Audit Committee, and employee teammates shall promptly disclose in writing to the corporate officer to whom they report, any outside business or financial interest that could influence the impartial discharge of their official Company responsibilities and duties, including any interest in another entity that, to their knowledge, does business with the Company or is in competition with the Company.

These requirements generally exclude any interest that exists solely as a result of the ownership by a director, officer or employee teammate of less than 1% of the outstanding publicly traded equity securities of a company. These requirements also exclude transactions where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

CORPORATE OPPORTUNITIES

The Company’s directors, officers and employee teammates owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises and may not take for themselves a corporate opportunity that is discovered in the course of employment or through the use of corporate property, information or position and may not compete against the Company.

While officers and employee teammates are normally expected to devote their full time in working exclusively for the Company, exceptions may be permitted upon a showing that an officer’s or an employee teammate’s performance of services for others, whether for compensation or otherwise, will not interfere with the performance of his/her assigned Company duties and responsibilities and will not violate any policy set forth in the Code of Honor. The determination of whether an employee teammate may engage in other employment shall be made by the Company’s Senior Vice President of Human Resources in consultation with the officer to whom the employee teammate reports. In the case of executive officers, such determination shall be made by the Audit Committee of the Board of Directors. In both instances, the employee teammate or officer shall make a full written disclosure of the details of such contemplated outside employment and shall from time to time promptly advise the approving authority of any material changes in such outside employment.

Confidentiality

CONFIDENTIAL INFORMATION

No director, officer, or employee teammate of the Company shall give, disclose or provide access to any confidential or proprietary information concerning the Company or any of its vendors or customers that is owned, obtained or developed by the Company or through such person’s position with the Company, except to persons or entities having a legitimate need for such information requisite to the normal conduct of the Company’s business or as may otherwise be required by law. Confidential or proprietary information shall include, but shall not be limited to, personnel files and records, customer lists, trade secrets, proposed or contemplated Company investments, financial records and other internally generated Company studies and reports of a confidential nature.

RELEASE OF INFORMATION

References and verifications of employment should be referred to the Corporate Human Resources Department. Confidential information regarding customers should not be communicated to other customers or to other Company departments that do not have the need to know.

SAFEGUARDING COMPANY INFORMATION, ASSETS AND PROPERTY

Employee teammates, officers and directors must protect the Company’s information, assets and property and ensure their efficient use and may only use Company information, assets or property for legitimate business purposes. Any suspected fraud or theft of Company information, assets or property must be reported for investigation immediately.

COMPUTER SYSTEM CONFIDENTIALITY AND SECURITY

All computer system data created and stored for the Company and its customers shall be treated as confidential information and protected. Every officer and employee teammate shall comply with the Company’s Information Technology Security Policy, as from time to time adopted or revised by the Company. As most Company software is protected by copyright, no computer software licensed to the Company shall be copied or duplicated by any officer or employee teammate without the express written approval of the designated officer of the Company. No officer or employee teammate shall use software that is not licensed to or owned by the Company. The Company requires its officers and employee teammates to obey the copyright laws that pertain to licensed software, as violation of these laws can lead to serious civil and criminal liability.

Gifts and Favors

GIVING GIFTS

To avoid possible conflicts of interest and because it is potentially illegal to give something of value to a customer or supplier in connection with the transaction of business with the Company, directors, officers and employee teammates, or their family members are not permitted to give, or offer to give, gifts (either from themselves or others) to any existing or prospective customer or supplier, except as provided in these standards of conduct. A gift includes anything of monetary value. All such gifts are prohibited except:

•	Unsolicited gifts given at holiday time or on special occasions that create no sense of obligation on the part of the customer or supplier, provided that the retail value of the gift does not exceed $100 (unless a higher value gift is specifically approved in writing by the employee teammate’s immediate supervisor or by an officer of the Company or, in the case of an officer or a director, by the Chairman of the Audit Committee).

•	Gifts clearly not attributable to any Company business relationship, such as gifts given because of kinship, marriage or social relationships.

•	Meals, entertainment, transportation and lodging or other expenses paid for or on behalf of a customer or supplier that are neither designed nor intended to create a sense of personal or corporate obligation on the part of the recipient, and the purpose of which is to hold bona fide business discussions or to foster better business relations. All such expenses shall be subject to the Company’s policy for approval of expenses.

•	Reasonable honorarium given for services rendered to the Company by a representative of a customer or supplier, provided that any cash or other monetary honorarium be paid to the organization by which such representative is employed or to a charity of his or her choice.

RECEIVING GIFTS

Likewise, no director, officer or employee teammate, or their family members, may receive a gift from any existing or prospective customer or supplier or other business acquaintance that does not meet the criteria applicable to Giving Gifts.

An employee teammate must immediately report in writing to his or her immediate supervisor (with a copy to the Company’s General Counsel) if the employee teammate is offered or receives anything of value for him or herself or others that is arguably beyond what is permitted in the Code of Honor or that he or she believes is an attempt to improperly influence the performance of his or her duties. In such cases involving a gift to an officer or a director, such report shall be made to the Chairman of the Audit Committee with a copy to the Company’s General Counsel. Prohibited gifts or gifts that create a sense of obligation should promptly be returned to the donor.

No director, officer or employee teammate shall knowingly cause the violation of the policy of any other company or organization, private or governmental, relating to the giving or receiving of gifts.

PAYMENTS TO CUSTOMERS OR SUPPLIERS,

GOVERNMENT OFFICIALS OR AGENTS, OR OTHERS

All bribes and kickbacks are strictly prohibited, as well as other payments that are in violation of any applicable law, rule or regulation. This policy extends not only to direct payments but also to indirect payments made in any form through consultants or third parties.

POLITICAL CONTRIBUTIONS

Company funds are not to be used to make contributions directly or indirectly to candidates for political office or to political organizations. Directors, officers and employee teammates may contribute personally to the candidates or party of their choice, but no employee teammate of the Company shall be reimbursed or compensated for any such personal contributions. The Company has encouraged and continues to encourage all employee teammates to participate individually in political and civic activities of their choice.

Product Purchasing Practices

INTEGRITY OF PURCHASE CONTRACTS

The integrity of a purchase contract between a manufacturer and one or more of the Company’s customers will always be maintained. Rebates processed and claimed by the Company for such purchase contracts will only be on products sold, invoiced, and delivered to the valid contract account as authorized by the manufacturer. Fictitious billings to a valid contract account will never be used to claim rebates for products sold or invoiced or delivered to another account. Billings and/or credits to a valid contract account, where the purpose is to generate rebate claims that will benefit the Company, and/or to an invalid contract account, either directly or indirectly, are strictly forbidden.

PURCHASING FROM SECONDARY SOURCE VENDORS

Products stocked by the Company are sometimes offered for sale to the Company by sources other than the original manufacturer. These sources, i.e. secondary source vendors, are not considered usual and customary sources of supply. All secondary source purchasing shall be transacted by the corporate officer in charge of inventory control, or at such officer’s direction, from a list of approved secondary source vendors. The identity of the corporate officer in charge of inventory control from time to time may be obtained from the Company’s Law Department.

FREE GOODS

Free goods are defined as products offered to the Company from a third party for other than direct monetary payment. Sales representative accounts are defined as trade accounts established by the Company for the accommodation of sales representatives of manufacturers and suppliers and which are the repository of free goods. The establishment of any sales representative account or any transaction involving the receipt of free goods by the Company shall serve a clear and legitimate

Company business purpose, shall not result in the personal gain of any person and shall be in compliance with the sales representative account/free goods policy of the Company as such policy may from time to time be amended or restated. Compliance with the Company’s sales representative account/free goods policy shall include, but not be limited to, proper support, documentation and accounting for free goods transactions.

Accounting and Disclosure Matters

PROPER ACCOUNTING AND COMPANY RECORDS

Company business records must always be prepared accurately and reliably. They are of critical importance in meeting our financial, legal and management obligations. The books of account, financial statements and records of the Company shall accurately reflect the operations and financial results of the Company in accordance with generally accepted accounting principles. All assets, liabilities, income and expenses of the Company shall be properly recorded in the books and the records of the Company. There shall be no disbursements or receipts of corporate funds outside of the Company’s established system of accountability. Records are to be kept in accordance with the Company’s internal controls at all times, fully and accurately reflecting all transactions. No unrecorded fund or asset may be maintained. No false or misleading entry, record or report may be made or permitted to go uncorrected.

All reports, vouchers, bills, payroll and service records, measurement and performance records, and other essential data must be prepared with care and honesty.

PROPER DEALING WITH AUDITORS

No employee teammate, officer or director shall take any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditors, nor shall any employee teammate, officer or director conceal any information necessary for the preparation of accurate financial statements.

DISCLOSURE POLICY

It is the Company’s policy to provide full, fair, accurate, timely and understandable disclosure in all documents required to be filed with or submitted to the Securities and Exchange Commission and in all other public communications. The Company expects all employee teammates, officers and directors to act in a manner that supports this policy.